                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

    Filed by the Registrant                    / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:

    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     INTERNAP NETWORK SERVICES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1. Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2. Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4. Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5. Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     6. Amount Previously Paid:

        ------------------------------------------------------------------------
     7. Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     8. Filing Party:

        ------------------------------------------------------------------------
     9. Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                                 MARCH 20, 2000
                            ------------------------

Dear InterNAP Shareholder:

    It is my pleasure to invite you to InterNAP Network Services Corporation's 2000 Annual Meeting of Shareholders (the "Annual Meeting"). This year's meeting will be held at the Sheraton Seattle Hotel, 1400 Sixth Avenue, Seattle, Washington 98101, on Wednesday, April 26, 2000 at 9:00 a.m., local time.

    Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and proxy statement.

    You will notice in reading the proxy statement that Robert J. Lunday, Jr., a director of the Company since its inception, is not standing for re-election. We want to express our appreciation to Bob for his valuable contributions to the Company during his service on the Board.

    Whether or not you plan to attend the Annual Meeting, we hope that you will have your shares represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Very truly yours,

                                          /s/ Anthony C. Naughtin

                                          Anthony C. Naughtin
                                          Chief Executive Officer and President

                     INTERNAP NETWORK SERVICES CORPORATION
                                TWO UNION SQUARE
                                601 UNION STREET
                           SEATTLE, WASHINGTON 98101
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 26, 2000
                            ------------------------

To the Shareholders of
  Internap Network Services Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INTERNAP NETWORK SERVICES CORPORATION, a Washington corporation (the "Company"), will be held on April 26, 2000 at 9:00 a.m. local time at the Sheraton Seattle Hotel, 1400 Sixth Avenue, Seattle, Washington 98101 for the following purposes:

    (1) To elect one director to hold office until the 2003 Annual Meeting of Shareholders.

    (2) To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending 2000.

    (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

    The Board of Directors has fixed the close of business on March 1, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                           By Order of the Board of Directors

                           /s/ Paul E. McBride

                           Paul E. McBride
                           Vice President of Finance and Administration,
                             Chief Financial Officer and Secretary

Seattle, Washington
March 20, 2000

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                     INTERNAP NETWORK SERVICES CORPORATION

                                TWO UNION SQUARE
                                601 UNION STREET
                           SEATTLE, WASHINGTON 98101

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 26, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of InterNAP Network Services Corporation, a Washington corporation ("InterNAP" or the "Company"), for use at the Annual Meeting of Shareholders to be held on April 26, 2000, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Sheraton Seattle Hotel, 1400 Sixth Avenue, Seattle, Washington 98101. The Company intends to mail this proxy statement and accompanying proxy card on or about March 20, 2000 to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on March 1, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 1, 2000 the Company had outstanding and entitled to vote 132,994,182 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    In connection with Proposal 1, the nominee for election as director in who receives the greatest number of votes, present in person or represented by proxy at the Annual Meeting, will be elected director. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1. Proposal 2 will be approved if it receives the affirmative vote of a majority of the votes cast on such matter, present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office (Two Union Square, 601 Union Street, Seattle, Washington 98101) a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

    The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 21, 2000.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Articles of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of seven members. There are two directors in the class ("Class I") whose terms of office expire in 2000. There is one nominee for election to Class I at the Annual Meeting. The other Class I position will be vacant following the Annual Meeting. The single nominee for election to Class I is currently a director of the Company who was previously elected by the shareholders. If elected at the Annual Meeting, this nominee would serve until the 2003 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the nominee named below. Should this nominee be unavailable for election as a result of an unexpected occurrence, these shares will be voted for the election of a substitute nominee proposed by management. The person nominated for election to Class I has agreed to serve if elected, and management has no reason to believe he will be unable to serve.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

    Robert D. Shurtleff, Jr. (age 45) has served as a director of InterNAP since January 1997. In 1999, Mr. Shurtleff founded S.L. Partners, a strategic consulting group focused on early stage companies. From 1988 to 1998, Mr. Shurtleff held various positions at Microsoft Corporation, including Program Management and Development Manager and General Manager Workgroup Solutions Product Unit. Mr. Shurtleff is currently a director of two private companies and also serves on technical advisory boards of several private companies. Prior to working at Microsoft Corporation, Mr. Shurtleff worked at Hewlett Packard Company from 1979 to 1988. Mr. Shurtleff holds a Bachelor of Arts degree in computer science from the University of California at Berkeley.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

    Fredric W. Harman (age 39) has served as a director of InterNAP since January 1999. Since 1994, Mr. Harman has served as a Managing Member of the General Partners of venture capital funds affiliated with Oak Investment Partners. Mr. Harman served as a General Partner of Morgan Stanley Venture Capital, L.P. from 1991 to 1994. Mr. Harman serves as a director of Inktomi Corporation, ILOG, S.A., Primus Knowledge Solutions, Quintas Corporation and several privately held companies. Mr. Harman holds a Bachelor of Science degree and a Masters degree in electrical engineering from Stanford University and a Master of Business Administration from Harvard University.

    Kevin L. Ober (age 38) has served as a director of InterNAP since
October 1997. Since February 2000, Mr. Ober has been a founding General Partner of a new venture capital fund. Mr. Ober was a member of the investment team at Vulcan Ventures Incorporated between November 1993 and January 2000. Prior to working at Vulcan Ventures, Mr. Ober served in various positions at Conner Peripherals, Inc., a computer hard disk drive manufacturer. Mr. Ober holds a Master of Business Administration from Santa Clara University and Bachelor of Science degree in business administration from St. John's University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

    Eugene Eidenberg (age 60) has served as a director and chairman of InterNAP since November 1997. Mr. Eidenberg has served as a Principal of Hambrecht & Quist Venture Associates since 1998 and was an advisory director at the San Francisco investment banking firm of Hambrecht & Quist from 1995 to 1998.
Mr. Eidenberg served for 12 years in a number of senior management positions with MCI Communications Corporation. His positions at MCI included Senior Vice President for Regulatory and Public Policy, President of MCI's Pacific Division, Executive Vice President for Strategic Planning and Corporate Development and Executive Vice President for MCI's international businesses. Mr. Eidenberg is currently a director of AAPT Ltd. and several private companies. Mr. Eidenberg holds a Ph.D. and a Master of Arts degree from Northwestern University and a Bachelor of Arts degree from the University of Wisconsin.

    William J. Harding (age 51) has served as a director of InterNAP since January 1999. Since 1994, Dr. Harding has been an employee and Principal of Morgan Stanley & Co. Incorporated. In addition, Dr. Harding has served as a managing member of Morgan Stanley Venture Partners, L.L.C., the general partner of Morgan Stanley Dean Witter Venture Partners. Prior to joining Morgan Stanley Dean Witter, he was a General Partner of several venture capital partnerships affiliated with J.H. Whitney & Co. Dr. Harding was associated with Amdahl Corporation from 1976 to 1985, serving in various technical and business positions. He is currently a director of ScanSoft, Inc., Persistence
Software, Inc., Commerce One, Inc. and several private companies. Dr. Harding holds a Ph.D. in engineering from Arizona State University and a Master of Science degree in systems engineering and Bachelor of Science degree in engineering mathematics from the University of Arizona.

    Anthony C. Naughtin (age 44) founded InterNAP and has served as our Chief Executive Officer and President since May 1996. Mr. Naughtin has also served as our director since October 1997. Prior to founding InterNAP, he was vice president for commercial network services at ConnectSoft, Inc., an Internet and e-mail software developer, from May 1995 to May 1996. From February 1992 to
May 1995, Mr. Naughtin was the director of sales at NorthWestNet, an NSFNET regional network. Mr. Naughtin has served as a director of Fine.com International Corp., a services-computer processing and data preparation company since December 1996. Mr. Naughtin holds a Bachelor of Arts in communications from the University of Iowa and is a graduate of the Creighton School of Law.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1999, the Board of Directors held 13 meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Audit Committee consists of Kevin L. Ober, Frederic W. Harman and William J. Harding. The Audit Committee held three meetings in 1999.

    The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits for our employees. The Compensation Committee consists of Robert J. Lunday, Jr. (through April 26,
2000), Kevin L. Ober and Robert D. Shurtleff, Jr. The Compensation Committee held nine meetings in 1999.

    During the fiscal year ended December 31, 1999, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception in 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of February 29, 2000 information regarding the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the Company's executive officers for whom compensation is reported in this proxy statement, and
(iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                            NUMBER     PERCENT
------------------------------------                          ----------   --------
Morgan Stanley Dean Witter
  Venture Partners (1)
  C/o Morgan Stanley Dean Witter
  Venture Partners
  1221 Avenue of the Americas
  New York, NY 10020........................................  18,598,518     14.0%

William J. Harding (1)......................................  18,598,518     14.0

H&Q InterNAP Investors, L.P. (2)
  c/o Hambrecht & Quist LLC
  One Bush Street
  San Francisco, CA 94104...................................  14,260,268     10.7

TI Ventures, LP (2)
  c/o Hambrecht & Quist LLC
  One Bush Street
  San Francisco, CA 94104...................................  14,260,268     10.7

Eugene Eidenberg(2).........................................  14,260,268     10.7

Oak Investment Partners VIII, L.P.(3)
  c/o Oak Investment Partners VIII, L.P.
  525 University Avenue, Suite 1300
  Palo Alto, CA 94301.......................................  12,296,668      9.2

Fredric W. Harman(3)........................................  12,296,668      9.2

Robert J. Lunday, Jr.(4)....................................  10,686,788      8.0

Vulcan Ventures Incorporated
  110--100th Avenue Northeast, Suite 550
  Bellevue, WA 98004........................................   9,472,142      7.1

Kevin L. Ober(5)............................................     480,000        *

Paul E. McBride(6)..........................................   5,379,608      4.0

Anthony C. Naughtin(7)......................................   4,602,760      3.4

Christopher D. Wheeler(8)...................................   4,584,760      3.4

Robert D. Shurtleff, Jr.(9).................................   1,888,296      1.4

Charles M. Ortega(10).......................................     358,950        *

All directors and executive officers as a group
  (10 persons)(11)..........................................  64,884,048     48.2

------------------------

*   Less than 1%

(1) Consists of 1,560,000 shares held by Morgan Stanley Venture Investors III, L.P., 710,834 shares held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. and 16,247,684 shares held by Morgan

    Stanley Venture Partners III, L.P. The institutional managing member of the general partner of Morgan Stanley Dean Witter Venture Partners is a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co., the parent of Morgan Stanley & Co. Incorporated. Dr. William J. Harding, one of our directors, is a managing member of the general partner of Morgan Stanley Dean Witter Venture Partners. Dr. Harding disclaims beneficial ownership of the shares held by Morgan Stanley Dean Witter Venture Partners, except to the extent of his proportionate interest therein.

(2) Consists of 7,103,916 shares held by H&Q InterNAP Investors, L.P., 6,676,352 shares held by TI Ventures, LP, 233,333 shares issuable upon exercise of vested options that are held by Mr. Eugene Eidenberg and 166,667 shares issuable upon exercise of options held by Mr. Eidenberg that are exercisable within 60 days of February 29, 2000 but subject to repurchase by InterNAP under terms set forth in a notice of grant of stock option. Mr. Eidenberg, the chairman of our Board of Directors, is a Principal of Hambrecht and Quist Venture Associates. Mr. Eidenberg disclaims beneficial ownership of the shares held by H&Q InterNAP Investors, L.P. and TI Ventures, LP.

(3) Consists of 12,063,032 shares held by Oak Investment Partners VIII, L.P. and 233,636 shares held by Oak VIII Affiliates Fund L.P. Mr. Fredric W. Harman, one of our directors, is a managing member of the general partners of venture capital funds affiliated with Oak Investment Partners. Mr. Harman disclaims beneficial ownership of the shares held by Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund L.P.

(4) Includes 10,000,000 shares subject to an option under a Shareholders Agreement dated October 1, 1997, in favor of original Class A Members of InterNAP Network Services, L.L.C., including Paul E. McBride, Anthony C. Naughtin and Christopher D. Wheeler, 80,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000 and 9,500 shares issuable upon exercise of warrants exercisable within 60 days of February 29, 2000. Also includes an aggregate of 1,051,276 shares
    Mr. Lunday sold to two original Class A members of InterNAP Network Services LLC in January 2000.

(5) Includes 166,667 shares that are subject to repurchase by InterNAP under terms set forth in a notice of grant of stock option, and 80,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(6) Includes 500,000 shares held by the McBride Trust, 221,712 shares held by Mr. McBride as trustee of the McBride Grandchildren's Trust No. 1, 221,712 shares held by Mr. McBride as trustee of the McBride Grandchildren's Trust No. 2, 221,712 shares held by Mr. McBride's wife in her own name, and 2,750,856 shares that may be purchased from Mr. Robert J. Lunday, Jr. upon exercise of an outstanding option under a Shareholder Agreement, dated October 1, 1997. Mr. Lunday is Mr. McBride's father-in-law.

(7) Includes 1,800,000 shares held by Crossroads Associates, LLC, 6,000 shares held by Mr. Naughtin as Trustee of the Eric Weaver Gift Protection Trust, 6,000 shares held by Mr. Naughtin as Trustee of the Hugh Naughtin Gift Protection Trust, 6,000 shares held by Mr. Naughtin as Trustee of the Rose Naughtin Gift Protection Trust and 2,750,856 shares that may be purchased from Mr. Robert J. Lunday, Jr. upon exercise of an outstanding option under a Shareholder Agreement, dated October 1, 1997. Mr. Naughtin disclaims beneficial ownership with respect the 18,000 shares held in trust for the benefit of his niece and nephews.

(8) Includes 2,750,856 shares that may be purchased from Mr. Robert J. Lunday, Jr. upon exercise of an outstanding option under a Shareholder Agreement, dated October 1, 1997 and 183,390 shares held by the CDW Limited Partnership.

(9) Includes 650,700 shares issuable upon exercise of warrants exercisable within 60 days of February 29, 2000 and 80,000 shares issuable upon exercise of options exercisable within 60 days of February, 2000.

(10) 105,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(11) Includes 905,000 shares subject to options and 660,200 shares subject to warrants which are exercisable within 60 days of February 29, 2000, but does not give effect to the exercise of options by Messrs. Naughtin, McBride and Wheeler held on 8,252,568 shares held by Robert J. Lunday, Jr.

                               EXECUTIVE OFFICERS

    The executive officers and certain other officers of the Company and their ages as of February 29, 2000 are as follows:

NAME                                       AGE                     POSITION                   SINCE
----                                     --------   ---------------------------------------  --------
Anthony C. Naughtin*...................     44      President and Chief Executive Officer      1996

Paul E. McBride*.......................     37      Vice President of Finance &                1996
                                                    Administration   and Chief Financial
                                                    Officer

Christopher D. Wheeler*................     33      Vice President and Chief Technology        1996
                                                      Officer

Charles M. Ortega*.....................     44      Vice President of Sales & Marketing        1998

Mike N. Joseph.........................     52      Vice President of Operations and Field     1998
                                                      Engineering

Richard Perez..........................     47      Vice President of Deployment               1998

Richard K. Cotton......................     39      Vice President of Carrier Relations        1999

Alan D. Norman.........................     41      Vice President of Corporate Development    1999

------------------------

*   Executive officers.

    For Mr. Naughtin's biographical summary, see "Election of Directors."

    Mr. McBride is Chief Financial Officer and Vice President of Finance and Administration and a member of the "Office of the President." Prior to joining InterNAP in 1996, he was Vice President of Finance and Operations at ConnectSoft Inc. from February 1995 to March 1996. From December 1992 to
January 1995, he served as Chief Financial Officer and Vice President of Finance at PenUltimate, Inc., a software developer. Mr. McBride holds a Bachelor of Arts in Economics and a Bachelor of Science in Finance from the University of Colorado and holds a Master of Business Administration from the University of Southern California.

    Christopher D. Wheeler is Chief Technology Officer and Vice President. Prior to joining InterNAP, Mr. Wheeler was co-founder, President and Chief Executive Officer of interGlobe Networks, Inc., a TCP/IP consulting firm from 1994 to 1996. Mr. Wheeler also worked in advanced network/Internet technology areas at NorthwestNet, which is now Verio Northwest, and was responsible for backbone engineering, routing technology design, network management tools development, network operations and systems engineering at the University of Washington from 1989 to 1994. Mr. Wheeler holds a Bachelor of Science in Computer Science from the University of Washington.

    Charles M. Ortega is Vice President of Sales and Marketing. Prior to joining InterNAP, Mr. Ortega was Director of Sales for Global and Corporate National Accounts at MCI Communications Corporation from 1989 to April 1998. Prior to MCI, he held senior sales management positions with Wang Laboratories and Hewlett Packard. Mr. Ortega holds a Bachelor of Science degree in Kinesiology from UCLA, and a Master of Business Administration from the John Anderson School of Business at UCLA.

    Mike N. Joseph is Vice President of Operations and Field Engineering. He has served as our Vice President of Operations since June 1999 and as our Director of Corporate Engineering Operations from September 1998 to June 1999. Prior to joining InterNAP, Mr. Joseph served as Director, and later Vice President of Technical Services of Cellular Technical Services, a manufacturer of clone detection products, from July 1996 to June 1998. Prior to that, Mr. Joseph was Director of Operational System Support for AT&T Wireless, a wireless services provider, from August 1995 to May 1996. From July 1994 to August 1995,
Mr. Joseph was Manager of Global Engineering at Cable & Wireless, a global voice and Internet connectivity company. Mr. Joseph attended the University of Houston.

    Richard Perez is Vice President of Deployment, and previously served as our Vice President of Deployment, Field Engineering and Provisioning from
December 1998 to August 1999. Prior to joining InterNAP, Mr. Perez worked for
17 years at MCI Communications Corporation, serving in various managerial and technical positions. Mr. Perez attended the University of Maryland and is a past Advisory Board member of the University of Washington's Data Communications Extension.

    Richard K. Cotton is Vice President of Carrier Relations, and previously served as Vice President and General Counsel, then as Senior Vice President in charge of site acquisition and network planning at WinStar Communications, a national telecommunications company from September 1996 to September 1999.
Mr. Cotton served as Senior Attorney and subsequently Director of Law and Public Policy at MCI Telecommunications Corporation from April 1993 to September 1996. Mr. Cotton holds a Bachelor of Science from New York University and is a graduate of the Brooklyn Law School.

    Alan D. Norman is Vice President of Corporate Development, and previously served as Vice President, General Manager of New Business Development at Etak, a unit of Sony Corporation from May 1996 to August 1999. Mr. Norman served as Vice President, General Manager of the Automotive Business Unit for Etak, then owned by News Corporation from September 1992 through April 1996. Mr. Norman holds a Master of Science in Business from Stanford University and a Bachelor of Science from Stanford University.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Our directors currently do not receive any cash compensation for their services on the Board of Directors or any committees of the Board. They are reimbursed for certain expenses in connection with attendance at Board and committee meetings. From time to time, certain non-employee directors have received grants of options to purchase shares of our Common Stock. In
March 1998, Messrs. Eidenberg and Ober each were granted an option to purchase 400,000 shares of our Common Stock at an exercise price of $.03 per share. Upon the closing of our initial public offering on October 4, 1999, non-employee directors received an initial option to purchase 80,000 shares of Common Stock and are expected to receive and an annual option to purchase 20,000 shares of Common Stock under our 1999 non-employee directors' stock option plan.

COMPENSATION OF EXECUTIVE OFFICERS

    The table below sets forth summary information concerning compensation paid by us during the fiscal years ended December 31, 1999, 1998 and 1997, respectively, to (a) our Chief Executive Officer and President and (b) four of our other executive officers other than the Chief Executive Officer whose salary and bonus for fiscal year 1999 exceeded $100,000 and who served as an executive officer during fiscal year 1999:

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                         ------------------------------   ----------------------------------------
                                                                           ALL OTHER     SECURITIES
                                                                             ANNUAL      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL                                   SALARY     BONUS     COMPENSATION    OPTIONS     COMPENSATION
POSITION                                   YEAR       ($)        ($)          ($)           (#)           ($)
------------------                       --------   --------   --------   ------------   ----------   ------------
Anthony C. Naughtin....................    1999     $171,239   $58,500            --       600,000            --
  Chief Executive Officer                  1998      123,750        --            --            --            --
  and President                            1997      125,000        --            --            --            --

Paul E. McBride........................    1999      137,996    54,000            --       400,000            --
  Chief Financial Officer                  1998      113,750        --            --            --            --
  and Vice President                       1997      115,000        --            --            --            --

Christopher D. Wheeler.................    1999      137,500    54,000            --       400,000            --
  Chief Technical Officer                  1998      113,750        --            --            --            --
  and Vice President                       1997      115,000        --            --            --            --

Charles M. Ortega(2)...................    1999      137,996    30,000       $82,500       110,000       $12,000(1)
  Vice President of Sales                  1998       81,658    20,000        30,000       720,000            --
  and Marketing

Richard Perez(2).......................    1999      125,701    48,500            --        40,000            --
  Vice President of                        1998       39,583        --            --       300,000            --
  Deployment

------------------------

(1) Consists of living expenses.

(2) Messrs. Ortega and Perez joined us in 1998.

             STOCK OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

    The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 1999:

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                                                                                             APPRECIATION FOR OPTION
                                                      INDIVIDUAL GRANTS                              TERM($)
                                    ------------------------------------------------------   -----------------------
                                      SHARES       TOTAL OPTIONS
                                    UNDERLYING      GRANTED TO      EXERCISE
                                      OPTIONS      EMPLOYEES IN     PRICE PER   EXPIRATION
NAME                                GRANTED (#)   FISCAL YEAR (%)   SHARE ($)      DATE         5%           10%
----                                -----------   ---------------   ---------   ----------   ---------   -----------
Anthony C. Naughtin...............    600,000            5.65%        $2.00       6/18/09    $754,674    $1,912,491

Paul E. McBride...................    400,000            3.76          2.00       6/18/09     503,116     1,274,994

Christopher D. Wheeler............    400,000            3.76          2.00       6/18/09     503,116     1,274,994

Charles M. Ortega.................    110,000            1.03          2.00       6/18/09     138,357       350,623

Richard Perez.....................     40,000               *          2.00       6/18/09      50,312       127,499

    The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level.

    Twenty-five percent of these options vest on the first anniversary of the date of hire and the remainder vest in equal installments each month over the three-year period following the first anniversary of the date of hire. Options were granted at an exercise price equal to the fair market value of our Common Stock, as determined by the Board of Directors on the date of grant.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information as of December 31, 1999 regarding options held by the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 1999:

                                                               NUMBER OF SECURITIES
                                       SHARES                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                      ACQUIRED                   OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                         ON       VALUE              YEAR-END               AT FISCAL YEAR-END (%)
                                      EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                                    (#)        (#)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                  --------   --------   -----------   -------------   -----------   -------------
Anthony C. Naughtin.................       --       --             --        600,000              --     $50,700,000

Paul E. McBride.....................       --       --             --        400,000              --      33,800,000

Christopher D. Wheeler..............       --       --             --        400,000              --      33,800,000

Charles M. Ortega...................  255,000       --         45,000        530,000      $3,891,150      45,612,400

Richard Perez.......................       --       --         91,667        248,333       7,922,320      21,385,179

    In the table above, the value of the unexercised in-the-money options is based on the fair market value of our Common Stock, based upon the last reported sales price of our Common Stock on December 31, 1999 of $86.50, minus the per share exercise price multiplied by the number of shares.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") consists of Robert J. Lunday, Jr. (until April 26, 2000), Kevin L. Ober and Robert D. Shurtleff, Jr., each of whom is a nonemployee director of the Company. The Committee is responsible for establishing and administering compensation policies and programs for executive officers of the Company. This report reflects the Company's compensation philosophy as endorsed by the Committee.

    The Company's executive compensation program has been designed to:
(i) ensure that compensation provided to executive officers is closely aligned with the Company's business objectives and financial performance; (ii) enable the Company to attract and retain those officers who contribute to the Company's long-term success; and (iii) maximize shareholder value.

    Executive compensation generally consists of three components: base salary; annual cash bonus; and long-term incentive awards. The Committee establishes each executive's compensation package by considering: (i) the salaries of executive officers in similar positions in companies in the same industry as the Company and in related industries; (ii) the experience and contribution levels of the individual executive officer; and (iii) the Company's financial performance. The Committee also relies on the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers, because the Committee believes that the Chief Executive Officer is the most qualified to make this assessment.

EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer annually recommends executive officer compensation programs to the Committee that are intended to compensate executives competitively within the high-technology marketplace. The Committee determines executive base salaries on a individual basis by evaluating each executive's scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. In connection with the Committee's judgment as to prevailing compensation levels, certain companies included in the Goldman/Sachs Internet Index included in Performance Measurement Comparison below are also in surveys reviewed by the Committee in determining salary levels for the Chief Executive Officer. The Committee annually reviews base salaries for its executives.

    The Committee awards annual cash bonuses for executive officers (other than those who receive commissions) on an annual basis. These awards are intended to provide a direct link between management compensation and the achievement of corporate and individual objectives. The level of bonus is based as a percentage of the executive's base salary for the year. At the beginning of each year, the Company sets certain corporate objectives (including financial performance goals), and each individual manager sets his or her own personal objectives to support the achievement of the corporate objectives. At the end of the year, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate objectives is given more weight than achievement of individual objectives for purposes of determining the annual bonus.

    The Committee also grants stock options to executive officers to provide long-term incentives that are aligned with the creation of increased shareholder value over time. Options typically are granted at fair market value at the date of grant, have a ten year term and generally vest 25% on the first anniversary of vesting commencement date and in equal 36 monthly installments thereafter. Most stock option grants to executive officers occur in conjunction with the executive officer's acceptance of employment with the Company. The Committee, however, reviews stock option levels for all executive officers at the beginning of each fiscal year in light of long-term strategic and performance objectives and each executive's current and anticipated contributions to the Company's future performance and is able to adjust these levels. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive's current contribution to the Company's performance, the executive officer's anticipated contribution in meeting the Company's long-term strategic performance goals and comparisons to formal and informal surveys of executive stock option grants made by other Internet infrastructure companies. In 1999, the Committee granted options to purchase an aggregate of 1,510,000 shares to executive officers at an exercise price equal to fair market value on the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Committee reviews Mr. Naughtin's compensation annually using the same criteria and policies as are employed for other executive officers.
Mr. Naughtin's compensation was initially determined in part by the terms of an employment agreement entered into upon his acceptance of employment with the Company. The Committee, however, is able to increase Mr. Naughtin's compensation to levels above those provided in the employment agreement. Mr. Naughtin's total annual cash bonus for 1999 represented approximately 34% of his base salary for fiscal 1999, or $58,500, in recognition of his significant contributions in leading the Company to successful completion of its initial public offering and implementation of its business plan during the prior fiscal year.

    Compensation payments in excess of $1 million to the Chief Executive Officer or the other five most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Committee does not expect cash compensation in 2000 to its Chief Executive Officer or any other executive officer to be in excess of $1 million. The Company intends to maintain qualification of its 1998 Stock Option/Stock Issuance Plan and 1999 Equity Incentive Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

    The Committee believes its executive compensation philosophy serves the interests of InterNAP and InterNAP's shareholders.

COMPENSATION COMMITTEE MEMBERS

    Robert J. Lunday, Jr. (through April 26, 2000), Kevin L. Ober and Robert D. Shurtleff, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

CHANGE OF CONTROL ARRANGEMENTS IN EQUITY INCENTIVE PLANS

    Under our 1998 Stock Option/Stock Issuance Plan, if specific corporate transactions occur, including the sale of substantially all of our assets or a merger with or into another corporation, the plan administrator may, in its sole discretion:

    - accelerate the vesting of outstanding options under the 1998 Plan;

    - arrange for outstanding options to be assumed or substituted for similar options by a successor corporation;

    - arrange for outstanding options to be replaced by a comparable cash incentive program of the successor corporation; or

    - take no action with respect to outstanding options, in which case the options will terminate upon the completion of the corporate transaction.

    Under our Amended 1999 Equity Incentive Plan, if a change in control occurs, including the sale of substantially all of our assets or a merger with or into another corporation, any outstanding options held by persons then performing services for us as an employee, director or consultant may:

    - either be assumed or continued;

    - an equivalent award may be substituted by the surviving entity; or

    - if the options are not assumed, continued or substituted, the options will become fully exercisable, including shares as to which they would not otherwise be exercisable, and restricted stock will become fully vested.

    Options also become fully exercisable upon the occurrence of a securities acquisition representing 50% or more of the combined voting power of our securities, or if a participant's service is terminated by a surviving corporation for any reason other than "for cause" within 13 months following a change in control.

PERFORMANCE MEASUREMENT COMPARISON

    The graph set forth below compares cumulative total return to holders of the Company's Common Stock with the cumulative total return of the Nasdaq US Stock Market and the Goldman/Sachs Internet Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning September 29, 1999, the first day of trading of the Common Stock, and ending December 31, 1999, the end of the Company's last fiscal year. InterNAP management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
         INTERNAP NETWORK SERVICES CORPORATION, NASDAQ US STOCK MARKET
                        AND GOLDMAN/SACHS INTERNET INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                INTERNAP          NASDAQ         GOLDMAN/SACHS
            Network Services  Composite Index  Internet Index (a)
9/29/1999               $100             $100                $100
12/31/1999              $865             $149                $155

                                                              9/29/99    12/31/99
                                                              --------   --------
InterNAP Network Services...................................    $100       $865
Nasdaq Composite Index......................................     100        149
Goldman/Sachs Composite Index...............................     100        155

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

    Big Sandy Telecommunications, Inc., a company owned by Robert J. Lunday, Jr., and Anthony C. Naughtin and Paul E. McBride executed a lease guarantee in 1996 covering one of the Company's office leases. Big Sandy was the primary guarantor, and Messrs. Naughtin and McBride were secondary guarantors as corporate officers of InterNAP. The secondary guarantees terminated in 1999, and the primary guarantee terminated in 2000.

    Pursuant to a shareholder agreement, dated October 1, 1997, among InterNAP, Robert J. Lunday, Jr., and some of our founders, including Anthony C. Naughtin, Paul E. McBride and Christopher D. Wheeler, Mr. Lunday granted to each founder an option to purchase, under conditions set out in the shareholder agreement, his or her pro rata share (as that term is defined in the shareholder agreement) of 10,000,000 of the 13,333,334 shares of Series A preferred stock, or Common Stock upon conversion, owned by Mr. Lunday at the date of the shareholder agreement at a price of $0.63 per share. In January 2000, Mr. Lunday sold an aggregate of 1,051,276 shares of Common Stock to two founders pursuant to the shareholders agreement. This option remains outstanding with respect to 8,948,724 shares. Mr. Lunday, one of our directors, is father-in-law of Mr. McBride, our Chief Financial Officer and Vice President of Finance and Administration.

    On January 11, 1999, Lunday Communications, Inc. loaned $500,000 to us, represented by a promissory note that bore interest at the rate of prime plus 2% and had a maturity date of February 15, 1999. We repaid the outstanding principal and accrued interest on the loan in February 1999 from the proceeds of our Series C financing. The Series C preferred stock converted into shares of Common Stock on a one-for-one basis upon the closing of our initial public offering.

    On January 13, 1999, Robert D. Shurtleff, Jr., one of our directors, loaned $600,000 to us, represented by a promissory note that bore interest at the rate of prime plus 2% and had a maturity date of February 15, 1999. We repaid the outstanding principal and accrued interest on the loan in February 1999 from the proceeds of our Series C financing. The Series C preferred stock converted into shares of Common Stock on a one-for-one basis upon the closing of our initial public offering.

    On January 28, 1999 and February 26, 1999, we sold an aggregate of 59,259,260 shares of Series C preferred stock to 44 investors, including Robert
D. Shurtleff, Jr., one of our directors, and H&Q InterNAP Investors, L.P., Morgan Stanley Dean Witter Venture Partners, Oak Investment Partners VIII, L.P., TI Ventures, LP and Vulcan Ventures Incorporated, five of our principal shareholders, at an aggregate purchase price of $32,000,000, or $0.54 per share. The Series C preferred stock converted into shares of Common Stock on a one-for-one basis upon the closing of our initial public offering.

    We have entered into employment letter agreements with several of our key employees, including Anthony C. Naughtin, Paul E. McBride, Charles M. Ortega and Christopher D. Wheeler. Each letter agreement sets forth the officer's compensation level. Under each letter agreement the officer serves at-will and employment may be terminated by us or by the officer at any time, with or without cause and with or without notice. Each employment agreement contains a noncompetition covenant one year in duration.

    We have entered into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to such persons to the fullest extent permitted by law. We also intend to enter into these agreements with our future directors and executive officers.

    On September 7, 1999, we entered into a letter agreement with Richard K. Cotton under which 100,000 shares of Common Stock underlying his option grant fully vest and he will receive severance pay equal to six months of his compensation, including employee benefits, in the event of his termination for reasons other than his voluntary resignation, death or for cause.

    On September 23, 1999, we signed a standby loan facility agreement with seven shareholders, which matured upon the closing of our initial public offering. This facility allowed us to draw up to $10 million prior to the earlier of maturity or December 31, 1999, but we did not draw any amounts on this facility prior to maturity. In connection with this facility, we issued warrants to purchase 200,000 shares of Common Stock with exercise prices of $10.00 per share. The estimated fair value ascribed to the warrants was $536,000 based upon the Black Scholes option pricing model, and we recorded this amount as interest expense for the year ended December 31, 1999.

    On October 4, 1999, we sold an aggregate of 2,150,537 shares of Common Stock in a private placement to Inktomi Corp, at an aggregate purchase price of $20,000,000, or $9.30 per share, resulting in proceeds of $19.0 million, net of a private placement fee of $1.0 million. We also issued to Inktomi a warrant to purchase 1,075,268 additional shares of our Common Stock at an exercise price of $13.95 per share. The warrant has a two year term and includes demand and piggyback registration rights. The agreement also prohibits Inktomi from acquiring additional shares of our stock for a period of two years. On
November 24, 1999, Inktomi exercised its warrant in part through a cashless exercise, and received 397,250 shares of our Common Stock.

    Pursuant to a letter agreement dated March 10, 2000 among Morgan Stanley Venture Investors III, L.P., Morgan Stanley Venture Partners III, L.P., The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., collectively the Morgan Stanley Venture Partners, and InterNAP, the Morgan Stanley Venture Partners have irrevocably agreed to vote all shares of Common Stock they beneficially own in excess of 9.9% of outstanding Common Stock in proportion to votes cast by all other shareholders, as determined by the Company and excluding all shares of Common Stock beneficially owned by the Morgan Stanley Venture Partners.

    We believe that the foregoing transactions were in our best interest and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and any of our officers, directors or principal shareholders will be approved by a majority of the independent and disinterested members of our Board of Directors, will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with our bona fide business purposes.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of Proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                           By Order of the Board of Directors

                           /s/ Paul E. McBride

                           Paul E. McBride
                           Vice President of Finance and Administration,
                             Chief Financial Officer and Secretary

March 20, 2000

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

                      INTERNAP NETWORK SERVICES CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 26, 2000

     The undersigned hereby appoints ANTHONY C. NAUGHTIN and PAUL E. MCBRIDE, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of InterNAP Network Services Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of InterNAP Network Services Corporation to be held at Sheraton Seattle Hotel, 1400 Sixth Avenue, Seattle, Washington 98101 on Wednesday, April 26, 2000 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

             (CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

/X/  PLEASE MARK YOUR
     VOTES AS INDICATED
     IN THIS EXAMPLE

-------------------------------------------------------------------------------

               MANAGEMENT RECOMMENDS A VOTE "FOR" THE NOMINEE FOR
                  DIRECTOR AND "FOR" PROPOSAL 2 LISTED BELOW.

                                                             WITHHOLD
                                                       FOR  AUTHORITY
1. PROPOSAL 1: To elect 1 director to hold office      / /     / /
   until the 2003 Annual Meeting of Shareholders.

   NOMINEE:
   Robert D. Shurtleff, Jr.

                                                     FOR  AGAINST  ABSTAIN
2. PROPOSAL 2: To ratify selection of                / /    / /      / /
   PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.


I plan to attend the Annual Meeting.         / /

I do not plan to attend the Annual Meeting.  / /

_________________________   __________________________  Dated ____________, 2000
Signature (title, if any)   Signature, if held jointly


Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.